Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:	March 26, 2010
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 2009 PERFORMANCE
Fairlawn, Ohio — March 26, 2010 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $9.9 million, or $2.51 per diluted common share for the year ended December 31, 2009. The net loss compares to net income of $723,000, or $.17 per diluted common share in 2008. The 2009 net loss was primarily due to a $9.9 million provision for loan losses and a $4.3 million valuation allowance related to the deferred tax asset.
For the quarter ended December 31, 2009, the net loss totaled $2.2 million, or $.56 per diluted common share, compared to net income of $90,000, or $.01 per diluted common share, for the quarter ended December 31, 2008. The net loss for the fourth quarter of 2009 was primarily due to a $3.2 million provision for loan losses.
Despite the net loss, CFBank remains well-capitalized for regulatory purposes with a core capital ratio of 8.90% and total risk-based capital ratio of 11.70% as of December 31, 2009.
The provision for loan losses was recorded in response to continuing adverse economic conditions affecting loan performance, which resulted in an increase in nonperforming loans and loan charge-offs. Nonperforming loans increased $10.8 million, and totaled $13.2 million at December 31, 2009, compared to $2.4 million at December 31, 2008. Net loan charge-offs increased $5.4 million, and totaled $5.9 million during 2009, compared to $482,000 in 2008. The provision in 2009 was significantly impacted by a $3.3 million net charge-off related to a single commercial loan customer.
The net loan charge-offs reduced the Company’s near term estimates of future taxable income and the amount of the deferred tax asset, primarily related to net operating loss carryforwards, considered realizable. The Company recorded a $4.3 million valuation allowance to reduce the carrying amount of the deferred tax asset to zero at December 31, 2009. We will recognize the tax benefits to the extent we have taxable income in future years.
Other Information:
•
We continue to execute on our business plan and the commitment to use the Troubled Asset Relief Program (TARP) Capital Purchase Program funds to make financing available to businesses and consumers in our communities. Loan originations totaled $108.9 million since our receipt of the TARP funds on December 5, 2008 through December 31, 2009, and included $73.5 million in single-family mortgage loans and $34.6 million in commercial, commercial real estate and multi-family mortgage loans.

•	Net gains on sales of loans increased 304% and mortgage loans originated for sale increased 144% in 2009 compared to 2008.

•	The ratio of noninterest expense to average assets improved in each quarter during 2009, decreasing from 3.04% in the 1st quarter of 2009 to 2.63% in the fourth quarter of 2009.

•	The efficiency ratio improved in each quarter during 2009, decreasing from 92.92% in the 1st quarter of 2009 to 67.69% in the 4th quarter of 2009.
Net interest income
Net interest income for the quarter ended December 31, 2009 increased $68,000, or 3.1%, over the same period last year and totaled $2.2 million. The increase in net interest income was due to a higher net interest margin in the fourth quarter of 2009. The increase in net interest margin was driven by the fact that the average cost of interest-bearing liabilities decreased by 100 basis points (bp) in the fourth quarter of 2009 compared to the fourth quarter of 2008, while the average yield on interest-earning assets decreased by only 85 bp.
Net interest income for the year decreased $203,000, or 2.3%, to $8.5 million. This was the result of lower net interest margin for 2009 compared to the prior year as a result of a larger decrease in the average yield on interest-earning assets (down 107 bp) than in the average cost of interest-bearing liabilities (down 88 bp). The average yield on interest-earning assets was reduced in 2009 by approximately 25 bp due to interest foregone on nonperforming loans.
The average yield on interest-earning assets decreased to 5.31% in the fourth quarter of 2009, compared to 6.16% in the fourth quarter of 2008. The average yield on interest-earning assets decreased to 5.34% for the year ended December 31, 2009, compared to 6.41% for the year ended December 31 2008. The decrease in yield on interest-earning assets for both the quarter and year ended December 31, 2009 was due to an increase in nonperforming loans and downward repricing on adjustable-rate assets, as well as lower pricing on new loan production, in response to low market interest rates. The decline in the average yield on interest-earning assets resulted in a decrease in total interest income of 12.2% for the quarter and 13.2% for the year.
The average cost of interest-bearing liabilities also decreased, declining to 2.20% in the fourth quarter from 3.20% in the fourth quarter of 2008. The average cost of interest-bearing liabilities also decreased for the year, declining to 2.50% for 2009 from 3.38% for 2008. The decrease in cost of interest-bearing liabilities for both the quarter and year was due to a decline in deposit and borrowing costs, which reflected the sustained low market interest rate environment that existed in 2009. The decrease in the average cost of interest-bearing liabilities resulted in a decrease in total interest expense of 30.3% for the fourth quarter of 2009 and 25.1% for the year.
Net interest margin for the quarter increased to 3.37%, compared to 3.33% in the fourth quarter of 2008. Net interest margin for the year was 3.14%, compared to 3.35% in 2008.
Noninterest income
Noninterest income for the fourth quarter totaled $477,000 and increased $113,000, or 31.0%. The increase was due to a $112,000 increase in net gains on sales of loans and a $208,000 gain on the Company’s purchase of the remaining two-thirds interest in Smith Ghent LLC. These increases were partially offset by a $197,000 decrease in service charges on deposit accounts.
Noninterest income for the year totaled $1.4 million and increased $429,000, or 45.3%. Net gains on sales of loans increased by $483,000 during 2009. Also contributing to the increase was the $208,000 gain on the Company’s purchase of the remaining two-thirds interest in Smith-Ghent LLC. These increases were partially offset by a $199,000 decrease in service charges on deposit accounts. Noninterest income in 2008 also included $54,000 in net gains on sales of securities. There were no security sales in 2009.

Net gains on the sales of loans in the fourth quarter totaled $141,000, an increase of $112,000 over the same period in 2008. The increase was due to a 169.8% increase in mortgage loans originated for sale, which totaled $14.3 million in this year’s fourth quarter, compared to $5.3 million in the fourth quarter of 2008. Net gains on the sales of loans for the year totaled $642,000 and increased $483,000, or 303.8%, over 2008. The year-over-year increase was due to a $66.0 million, or 144.4%, increase in mortgage loans originated for sale. This increase in mortgage loan production was driven by management’s decision to increase CFBank’s staff of professional mortgage loan originators, who have been successful in increasing this business despite the depressed condition of the housing market and also by consumers taking advantage of low mortgage rates. CFBank’s mortgage professionals continue to gain market share by building relationships with local realtors as well as building the ability to originate loans on a nation-wide basis.
The $208,000 net gain on acquisition was due to recognition, at fair value, of the Company’s one-third ownership interest in Smith-Ghent LLC, which was held prior to its purchase of the remaining two-thirds interest in October 2009.
Service charges on deposit accounts totaled $87,000 in the fourth quarter of 2009 and $345,000 for the year, both decreases from the comparable prior year periods. Virtually all of the decrease related to the fourth quarter and was driven by loss of income related to certain, deposit accounts of a third party payment processor that were not active in 2009.
Provision for loan losses
Provisions for loan losses are provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses (ALLL) required. Management analyzes the adequacy of the ALLL quarterly through reviews of the loan portfolio. Based on its review as of the end of fiscal 2009, management increased the provision to a total of $3.2 million for the fourth quarter of 2009 and $9.9 million for the year. This compares to a provision of $250,000 and $917,000 for the quarter and year, respectively, ended December 31, 2008. The increase in the provision for both the quarter and the year was due to continued adverse economic conditions affecting loan performance, which resulted in an increase in nonperforming loans and loan charge-offs. The ratio of the allowance for loan losses to total loans totaled 2.98% at December 31, 2009, compared to 1.32% at December 31, 2008.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, increased $10.8 million and totaled $13.2 million, or 5.56% of total loans, at December 31, 2009, compared to $2.4 million, or 1.02% of total loans, at December 31, 2008. The increase in nonperforming loans was primarily related to the multi-family residential, commercial real estate, and home equity lines of credit portfolios.
Individually impaired loans totaled $13.7 million at December 31, 2009, compared to $2.3 million at December 31, 2008. All but $1.3 million of this total is included in nonperforming loans. The $1.3 million not included relates to certain troubled debt restructurings where customers have established a sustained period of repayment performance, loans are current according to their modified terms, and repayment of the remaining contractual payments is expected. The amount of the ALLL specifically allocated to individually impaired loans totaled $2.0 million at December 31, 2009, compared to $514,000 at December 31, 2008.
Net charge-offs totaled $5.9 million, or 2.48% of average loans in 2009, compared to $482,000, or 0.21% of average loans in 2008. Net commercial loan charge-offs in 2009 included $3.3 million related to a single commercial loan customer. The increase in net charge-offs in 2009 was primarily in the commercial and commercial real estate portfolios. Net charge-offs in 2008 related primarily to home equity lines of credit.

Noninterest expense
Noninterest expense decreased $332,000, or 15.3%, to $1.8 million for the quarter ended December 31, 2009, compared to $2.2 million for the quarter ended December 31, 2008. The decrease was primarily due to a reduction in salaries and employee benefits and in data processing expense. For the year, noninterest expense increased $513,000, or 6.6%, to a total of $8.3 million. The increase in noninterest expense was primarily due to an increase in FDIC premiums, salaries and employee benefits and professional fees, partially offset by a decrease in depreciation expense.
Salaries and employee benefits decreased $132,000, or 12.9%, and totaled $890,000 for the fourth quarter, primarily as a result of the elimination of bonuses. For the year, however, salaries and employee benefits expense increased $108,000, or 2.7%. The increase was due to increased staffing levels, salary adjustments and medical benefits expense, offset partially by the elimination of bonuses.
Data processing expense decreased $105,000, or 39.5%, and totaled $161,000 for the fourth quarter. Data processing expense in the fourth quarter of 2008 included expenses related to deposit accounts of a third party payment processor, and those accounts were not active in 2009.
FDIC premiums increased $455,000 and totaled $541,000 for the year ended December 31, 2009. The increase was due to higher quarterly assessment rates, an increase in deposit balances, and a $128,000 special assessment to restore the reserve ratio of the Deposit Insurance Fund. Also, a one-time FDIC credit issued to CFBank as a result of the Federal Deposit Insurance Reform Act of 2005 reduced premiums in 2008.
Professional fees increased $211,000, or 37.8%, and totaled $769,000 for the year ended December 31, 2009. The increase was due to $99,000 higher legal fees related to nonperforming loans and $142,000 in legal and forensic accounting services related to the investigation of unusual return item activity involving deposit accounts for a third party payment processor. The increases were partially offset by a $36,000 decrease in consulting fees related to the Company’s implementation of the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act.
Depreciation expense decreased $200,000, or 29.3%, and totaled $483,000 for the year ended December 31, 2009, compared to $683,000 for the year ended December 31, 2008. The decrease was due to assets fully depreciated at December 31, 2008.
The ratio of noninterest expense to average assets improved to 2.63% in the fourth quarter of 2009, from 3.13% in the fourth quarter of 2008. The efficiency ratio improved to 67.69% in the fourth quarter of 2009, from 85.89% for the fourth quarter of 2008. For the year, the ratio of noninterest expense to average assets increased to 2.88% in 2009, from 2.79% in 2008. The efficiency ratio increased to 83.60% in 2009, from 80.75% in 2008. The increase in both ratios was due to the increase in noninterest expense in 2009.
Income taxes
The Company realized an income tax benefit for the fourth quarter of $180,000 and expense for the year of $1.6 million. In 2008, it had income tax expense of $17,000 in the fourth quarter and $261,000 for the year. The tax benefit in the fourth quarter related to the valuation allowance on the deferred tax asset and its affect on deferred tax liabilities associated with unrealized gains on securities available for sale. The increase in the income tax expense for the year was due to the $4.3 million valuation allowance against the deferred tax asset, discussed previously.

Balance sheet activity
Assets totaled $273.7 million at December 31, 2009 and decreased $4.1 million, or 1.5%, from $277.8 million at December 31, 2008. The decrease was primarily due to a $2.8 million decrease in net loan balances as a result of net loan charge-offs and an increase in the ALLL, and a $1.6 million decrease in the deferred tax asset due to the valuation allowance recorded in 2009.
Net loans totaled $231.1 million at December 31, 2009 a decrease of $2.8 million, or 1.2%, from $233.9 million at December 31, 2008. The decrease was primarily due to the increase in the ALLL and net loan charge-offs during 2009. Commercial, commercial real estate and multi-family loans totaled $181.8 million at December 31, 2009, essentially unchanged from the end of 2008. Mortgage loans totaled $30.6 million at December 31, 2009 and increased $1.7 million, or 6.1%, from $28.9 million at December 31, 2008. The increase in mortgage loans was due to an increase in loans originated for portfolio and $1.9 million in loans transferred from loans held for sale to portfolio. Consumer loans totaled $26.0 million at December 31, 2009 and decreased $399,000, or 1.5%, from $26.4 million at December 31, 2008. The decrease was due to repayments of auto and home equity lines of credit, partially offset by the purchase of $2.2 million in auto loans.
Premises and equipment, net, totaled $7.0 million at December 31, 2009, which was an increased of $1.8 million, or 33.5%, from $5.2 million at December 31, 2008. The increase was primarily due to the purchase of the Company’s headquarters building in Fairlawn through the acquisition of the remaining two-thirds interest in Smith-Ghent LLC, partially offset by current year depreciation.
Deposits totaled $211.1 million at December 31, 2009, an increase of $3.5 million, or 1.7%, from $207.6 million at December 31, 2008. The increase was due to an $18.9 million increase in money market account balances, a $2.5 million increase in noninterest bearing checking account balances, a $508,000 increase in interest bearing checking accounts, and a $309,000 increase in savings accounts. Certificate of deposit accounts decreased $18.8 million during 2009.
Money market account balances increased $18.9 million in 2009 due to competitive rates offered by CFBank and the transfer of maturing certificate of deposit balances by customers seeking increased liquidity and higher yields. Noninterest bearing checking account balances increased $2.5 million in 2009 as a result of management’s continued focus on building complete banking relationships with commercial clients.
CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS), a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit balances up to $50 million. Customer balances in the CDARS program decreased $11.0 million and totaled $37.4 million at December 31, 2009. The current year decrease in CDARS account balances was a result of customers transferring these funds into more liquid accounts, including the money market account. CDARS balances are considered brokered deposits by regulations. Not considering CDARS deposits, brokered deposits totaled $8.8 million at December 31, 2009 and decreased $15.0 million, or 63.2%, from the end of 2008. The decrease in brokered deposits was based on CFBank’s asset liability management strategies and a decrease in CFBank’s funding requirements for loan growth in 2009.
Short-term FHLB advances totaled $2.1 million at December 31, 2009 a decrease of $3.8 million from December 31, 2008. Short-term advances were repaid with funds from the increase in deposits and cash flows from the securities portfolio. Long-term FHLB advances totaled $29.9 million at December 31, 2009 and increased $6.7 million, or 29.1%, during 2009. The increase in long-term FHLB advances resulted from management’s decision, as part of the Company’s asset liability management program, to use these advances to extend the terms of liabilities and fix their cost at the current low interest rates to protect net interest margin should interest rates rise.

Stockholders’ equity totaled $23.2 million at December 31, 2009, which represented a decrease of $9.8 million, or 29.8%, compared to equity of $33.1 million at December 31, 2008. The decrease was due to the current year net loss, partially offset by a $354,000 increase in the market value of the securities portfolio.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Statements in this earnings release that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, or its management or Board of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. Such differences could be caused by factors including, but not limited to: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this earnings release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations	Three months ended			Twelve months ended
($ in thousands, except share data)	December 31,			December 31,
(unaudited)	2009	2008	% change	2009	2008	% change

Total interest income	$3,520	$4,010	-12%	$14,446	$16,637	-13%
Total interest expense	1,286	1,844	-30%	5,947	7,935	-25%

Net interest income	2,234	2,166	3%	8,499	8,702	-2%

Provision for loan losses	3,245	250	n/m	9,928	917	n/m

Net interest income after provision for loan losses	(1,011)	1,916	-153%	(1,429)	7,785	-118%

Noninterest income
Service charges on deposit accounts	87	284	-69%	345	544	-37%
Net gain on sales of loans	141	29	386%	642	159	304%
Net gain on sale of securities	—	—	n/m	—	54	n/m
Net gain on acquisition	208	—	n/m	208	—	n/m
Other	41	51	-20%	182	191	-5%

Noninterest income	477	364	31%	1,377	948	45%

Noninterest expense
Salaries and employee benefits	890	1,022	-13%	4,166	4,058	3%
Occupancy and equipment	69	162	-57%	481	485	-1%
Data processing	161	266	-39%	616	687	-10%
Franchise taxes	82	69	19%	346	308	12%
Professional fees	175	233	-25%	769	558	38%
Director fees	28	34	-18%	108	136	-21%
Postage, printing and supplies	29	32	-9%	162	159	2%
Advertising and promotion	26	6	333%	52	45	16%
Telephone	25	24	4%	103	91	13%
Loan expenses	35	6	483%	82	20	310%
Foreclosed assets, net	—	7	n/m	(1)	(3)	n/m
Depreciation	133	165	-19%	483	683	-29%
FDIC premiums	94	37	154%	541	86	529%
Amortization of intangibles	6	—	n/m	6	—	n/m
Other	88	110	-20%	348	436	-20%

Noninterest expense	1,841	2,173	-15%	8,262	7,749	7%

Income (loss) before income taxes	(2,375)	107	n/m	(8,314)	984	n/m
Income tax expense	(180)	17	n/m	1,577	261	n/m

Net income (loss)	$(2,195)	$90	n/m	$(9,891)	$723	n/m

Net income (loss) available to common stockholders	$(2,297)	$61	n/m	$(10,298)	$694	n/m

Share Data
Basic earnings (loss) per common share	$(0.56)	$0.01	n/m	$(2.51)	$0.16	n/m
Diluted earnings (loss) per common share	$(0.56)	$0.01	n/m	$(2.51)	$0.16	n/m
Cash dividends per common share	$—	$0.05	n/m	$—	$0.20	n/m
Average common shares outstanding — basic	4,092,903	4,078,409		4,088,904	4,200,504
Average common shares outstanding — diluted	4,092,903	4,080,082		4,088,904	4,202,070

n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
(unaudited)	2009	2009	2009	2009	2008
Assets
Cash and cash equivalents	$2,973	$9,400	$12,510	$12,329	$4,177
Securities available for sale	21,241	22,824	22,700	22,529	23,550
Loans held for sale	1,775	943	5,995	1,642	284
Loans
Mortgage	30,519	30,386	28,703	27,756	28,778
Commercial, commercial real estate and multi-family	181,629	180,746	181,921	186,492	181,818
Consumer	26,047	27,425	25,079	25,482	26,445

Total loans	238,195	238,557	235,703	239,730	237,041
Less allowance for loan losses	(7,090)	(4,619)	(3,996)	(3,528)	(3,119)

Loans, net	231,105	233,938	231,707	236,202	233,922
Federal Home Loan Bank stock	1,942	1,942	2,109	2,109	2,109
Loan servicing rights	88	91	97	105	112
Foreclosed assets, net	—	—	—	175	—
Premises and equipment, net	7,003	4,926	5,032	5,139	5,246
Other intangible assets	169	—	—	—	—
Bank owned life insurance	4,017	3,989	3,956	3,924	3,892
Deferred tax asset	—	—	2,064	1,657	1,598
Accrued interest receivable and other assets	3,429	2,373	2,232	3,481	2,891

Total assets	$273,742	$280,426	$288,402	$289,292	$277,781

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$17,098	16,458	$14,960	$15,108	$14,557
Interest bearing	193,990	199,439	199,958	205,283	193,090

Total deposits	211,088	215,897	214,918	220,391	207,647
Short-term Federal Home Loan Bank advances	2,065	—	—	—	5,850
Long-term Federal Home Loan Bank advances	29,942	30,942	33,942	28,200	23,200
Advances by borrowers for taxes and insurance	161	111	72	93	167
Accrued interest payable and other liabilities	2,104	2,919	2,265	2,531	2,687
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	250,515	255,024	256,352	256,370	244,706

Stockholders’ equity	23,227	25,402	32,050	32,922	33,075

Total liabilities and stockholders’ equity	$273,742	$280,426	$288,402	$289,292	$277,781

Consolidated Financial Highlights	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(unaudited)	2009	2009	2009	2009	2008	2009	2008

Earnings (loss)
Net interest income	$2,234	$2,132	$2,073	$2,060	$2,166	$8,499	$8,702
Provision for loan losses	$3,245	$4,776	$1,357	$550	$250	$9,928	$917
Noninterest income	$477	$313	$301	$286	$364	$1,377	$948
Noninterest expense	$1,841	$2,059	$2,182	$2,180	$2,173	$8,262	$7,749
Net income (loss)	$(2,195)	$(6,688)	$(762)	$(246)	$90	$(9,891)	$723
Net income (loss) available to common stockholders	$(2,297)	$(6,790)	$(864)	$(347)	$61	$(10,298)	$694
Basic earnings (loss) per common share	$(0.56)	$(1.66)	$(0.21)	$(0.08)	$0.01	$(2.51)	$0.16
Diluted earnings (loss) per common share	$(0.56)	$(1.66)	$(0.21)	$(0.08)	$0.01	$(2.51)	$0.16

Performance Ratios (annualized)
Return on average assets	(3.13%)	(9.26%)	(1.05%)	(0.34%)	0.13%	(3.45%)	0.26%
Return on average equity	(35.45%)	(89.50%)	(9.42%)	(2.98%)	1.27%	(32.95%)	2.68%
Average yield on interest-earning assets	5.31%	5.20%	5.33%	5.53%	6.16%	5.34%	6.41%
Average rate paid on interest-bearing liabilities	2.20%	2.36%	2.62%	2.82%	3.20%	2.50%	3.38%
Average interest rate spread	3.11%	2.84%	2.71%	2.71%	2.96%	2.84%	3.03%
Net interest margin, fully taxable equivalent	3.37%	3.12%	3.03%	3.05%	3.33%	3.14%	3.35%
Efficiency ratio	67.69%	84.21%	91.91%	92.92%	85.89%	83.60%	80.75%
Noninterest expense to average assets	2.63%	2.85%	3.01%	3.04%	3.13%	2.88%	2.79%

Capital
Equity to total assets at end of period	8.48%	9.06%	11.11%	11.38%	11.91%	8.48%	11.91%
Tangible equity to tangible assets	8.43%	9.06%	11.11%	11.38%	11.91%	8.43%	11.91%
Book value per common share	$3.95	$4.49	$6.11	$6.32	$6.36	$3.95	$6.36
Tangible book value per common share	$3.91	$4.49	$6.11	$6.32	$6.36	$3.91	$6.36
Period-end market value per common share	$1.50	$2.65	$2.92	$2.90	$2.98	$1.50	$2.98
Dividends declared per common share	$—	$—	$—	$—	$0.05	$—	$0.20
Period-end common shares outstanding	4,099,587	4,100,337	4,100,337	4,101,537	4,101,537	4,099,587	4,101,537
Average basic common shares outstanding	4,092,903	4,090,299	4,087,785	4,084,520	4,078,409	4,088,904	4,200,504
Average diluted common shares outstanding	4,092,903	4,090,299	4,087,785	4,084,520	4,080,082	4,088,904	4,202,070

Asset Quality
Nonperforming loans	$13,234	$12,265	$7,288	$4,996	$2,412	$13,234	$2,412
Nonperforming loans to total loans	5.56%	5.14%	3.09%	2.08%	1.02%	5.56%	1.02%
Nonperforming assets to total assets	4.83%	4.37%	2.53%	1.79%	0.87%	4.83%	0.87%
Allowance for loan losses to total loans	2.98%	1.94%	1.70%	1.47%	1.32%	2.98%	1.32%
Allowance for loan losses to nonperforming loans	53.57%	37.66%	54.83%	70.62%	129.31%	53.57%	129.31%
Net charge-offs	$789	$4,102	$889	$141	$176	$5,921	$482
Annualized net charge-offs to average loans	1.32%	6.91%	1.49%	0.24%	0.30%	2.48%	0.21%

Average Balances
Loans	$233,146	233,041	$234,235	$236,011	$233,245	$234,108	$230,658
Assets	$280,357	289,025	$290,097	$287,216	$277,561	$286,648	$277,476
Stockholders’ equity	$24,770	29,889	$32,350	$33,070	$28,296	$30,020	$26,959